Moderator: Good day, everyone and welcome to today’s Generex investor update conference call. At this time, all participants are on a listen only mode. Later, you will have the opportunity to ask questions during the question and answer session. You may register to ask a question at any time by pressing the star and one on your touch tone phone. Please note this call may be recorded. I will be standing by should you need any assistance. It is now my pleasure to turn today’s program over to Mr. Mark Fletcher. Please go ahead, sir.

Mark Fletcher: Good morning everyone. Before I turn this call over to management, I would like to remind our listeners that in this call management’s prepared remarks will contain forward looking statements. And management may make additional forward looking statements during the question and answer session. These forward looking statements are subject to risks and uncertainties and actual results may differ materially. When used in this call, the words anticipate, could, enable, estimate, intend, expect, believe, potential, will, should, project, and similar expressions as they relate to Generex are as such forward looking statements. Investors are cautioned that all forward looking statements involve risks and uncertainties which may cause actual results to differ from those anticipated by Generex at this time. In addition, other risks are more fully described in the Generex public filings with the U.S. Securities and Exchange Commission, which can be viewed at www.sec.gov. I will now turn the call over to Generex president and CEO, Joe Moscato.

Joe Moscato: Good morning. Today with me on this call for NuGenerex is Mark Fletcher, executive vice president, inside counsel; Dr. Jason Terrell, chief medical officer; Mr. Richard Purcell, executive vice president, research and development; Andrew Ro, chief investment officer, and from our subsidiaries, Dr. Eric von Hofe, president of Antigen Express; Dr. James Anderson, director, as well as Dr. Anderson is spearheading our buccal delivery systems, as well as our flagship product Oral-lyn; and Dr. Hal Haines, CEO and president of NuGenerex Diagnostics, formerly Hema Diagnostics.

To my fellow shareholders, employees, board members, and partners, 2017 has been a year of profound change here at Generex and we are pleased with our progress and the execution of our strategic plan. Following the successful conclusion of our company-wide reorganization in November, we are laying the foundation for the implementation of our new business plan to drive growth and shareholder value, enabling our company to thrive in the coming years. We are proud to what we have been able to accomplish in 2017. We are excited to realize our vision of rebuilding our company as a strategic, diversified, life sciences holding company. So in 2018, we will have a new name, NuGenerex Life Sciences Holdings, Inc., and a new mission to build a modern organizational platform for the financing, development, and commercialization and distribution of promising therapeutic and diagnostic products that will improve human health and return value to our stakeholders.

As we elect the new plans, I would like to summarize our accomplishments this year, in which we embarked upon an aggressive reorganization of our executive leadership and our public security structure beginning in mid-January 2017. Throughout the year, we have taken the steps necessary to put the company back on stable financial and operational footings so that we can not only build the value of our under developed asset portfolio, but also add significant value through a strategic acquisitions and partnerships, as outlined herein.

The company’s accomplishments for the year include we repopulated the company’s board of directors with a solid mix of proven leaders in finance, drug development, and drug delivery, business development, and corporate governance. We recruited a solid management team with requisite expertise, knowledge, and experience to execute on our go forward plans, Negotiated with certain investors to settle derivative liabilities and securities, encumbrances that weighted down our security structure, thereby paving the way to a pristine and transparent capital structure. We filed the company’s quarterly and year end reports to bring us current and compliant as a fully reporting company with the SEC, thereby ending lengthy dormant period. Implemented a shareholder approved diverse stock split and completed a return and uplifting to the OTCQB venture market with an eye to ultimately returning to the National Exchange. And cleared SEC comments on the company’s proxy statement and concluded our annual meeting of shareholders on November 21 at which our shareholders approved the measures we believe will enable us to complete the reorganization and implement the planned initiatives that will ultimately lead to the uplift of Generex common stock to a National Exchange in 2018.

Throughout the year, we have aggressively sought to identify acquisition targets that will offer significant upside value for our shareholders. Our acquisitions strategy focuses on identifying companies with promising product development pipelines offering significant revenue and out licensing opportunities. We invest in great management teams to provide the finances, operational and regulatory guidance, and managerial oversight to achieve product development milestones and ultimately commercial success.

The future of NuGenerex will be defined by the successes of our subsidiaries. The companies we seek to acquire are a reflection of our vision and values. Only those exhibiting the highest standards of scientific and professional integrity are given consideration. In 2017, we reviewed over 100 potential candidates for acquisition. Of these exhaustive due diligence was performed and 25, not 25, eight companies have been identified as ideal targets for acquisition and negotiations are currently under way. These companies are diverse within the biotechnology sectors and include therapeutic, diagnostic, medical device platforms at all stages of commercialization. Each company is primed with maple attainable inflexion points to deliver a series of qualitative value driving milestones. Each product represents a high value proposition by addressing unmet clinical needs while supporting responsible healthcare economics. Importantly, each product has a clearly defined development, regulatory, reimbursement, and commercialization pathway that is achievable within a practical, controlled budget. Lastly, each company targeted for acquisition comes with a strong, robust intellectual property portfolio and experienced management teams of the highest quality.

The key to our strategy is the foundational acquisition of a nationwide network of pharmacies including integrated data and CRS systems that can generate significant revenue and earnings through distribution of specialty pharmaceuticals across multiple therapeutic indications in such high value chronic diseases areas such as diabetes and metabolic diseases, cardiovascular diseases, rheumatoid arthritis, mental health, central nervous system disorders, and pain management.

For the last eight months, Generex management has worked to identify acquisition targets that will give us a national, a nationwide infrastructure to provide a direct to patient pharmacy solution to meet their chronic medical needs. On December 28, 2017, the company initiated this strategic strategy to establish itself as a presence in the United States direct to consumer pharmaceuticals business with the acquisitions of Empire State Pharmacy, LLC, in New York state and Grainland Pharmacy, LLC, in Kansas. It is expected that both locations will be fully operational early in 2018.

Generex is actively pursuing acquisitions of additional turnkey retail pharmacy operations with multiple product lines in more than a dozen U.S. states, some of which have received accreditation from the Utilization Review Accreditation Commission, UARC, and the Verified Internet Pharmacy Practice Site, VIPPS, program of the National Association of Boards of Pharmacy.

We are targeting additional pharmacy assets for acquisition, due diligence, and audits are currently under way. This direct to patient acquisition strategy includes national marketing, customer service, operations, pharmacy technicians, physician auto verification, information technology including proprietary data analytics, and customer relationship management systems, and ecommerce, warehousing, finance, and human resources. Our goal forward plan is to expand the product portfolio with additional specialty drugs, medical devices, orphan drugs, and other prescription medicines in high value therapeutic areas to achieve significant revenue and earnings once the network is fully established.

We believe that by acquiring a highly profitable pharmacy network, we can begin self-funding our own product development initiatives and advancing our acquisition strategy without constantly raising money and diluting shareholders, thereby creating long term value rather than short term gains. While we may need to raise additional capital to fund the acquisitions, we expect to reduce dilution through this strategy.

As we have been executing on our acquisitions strategy, we have also been extremely active at reinvigorating the existing platform assets of our subsidiary companies including the Ii-Key cancer immunotherapy platform technology AE37 and our proprietary peptide buccal delivery system, Generex Oral-lyn for diabetes.

Through the efforts of Dr. von Hofe, president of our wholly owned subsidiary Antigen Express, we signed a co-development agreement with Merck to conduct a combination clinical trial of AE37 immunotherapeutic vaccine with Merck’s FDA approved cancer treatment, Keytruda, for the treatment of triple negative breast cancer. Together with Merck, we are working with the National Surgical Adjuvant Breast and Bowel Project, a clinical trails cooperative group supported by the National Cancer Institute to conduct the trail. The protocol has been completed a clinical supply of GMP AE37 manufactured for this Phase II clinical trial. The trial is scheduled to enroll the first patient in mid-2018, with enrollment expected to take roughly 18 months. Note that additional funding will be required for 2018 through 2020 to complete the trial.

Antigen Express also signed a License and Research Agreement with Shenzhen BioScien Pharmaceuticals Company to develop and commercialize the AE37 immunotherapeutic vaccine for prostate cancer in China, including Taiwan, Hong Kong, and Macau. Shenzhen BioScien has paid Generex a non-refundable, up-front license fee of $700,000 USD. Under the agreement, Shenzhen BioScien will make milestone payments to Generex of $1,000,000 USD each upon completion of the Phase II and Phase III clinical studies of the vaccine, as well as a milestone payment of $2,000,000 USD upon regulatory approval of the vaccine in the territory that the license bears. Generex will also receive a ten percent royalty on net sales of the product in those territories. Although the license is confined to the prostate cancer indication in China, Shenzhen BioScien plans to conduct the Phase II proof of concept trial of AE37 in the treatment of prostate cancer at sites in Europe under the guidelines of the International Council for Harmonization of Technical Requirements for Registration of Pharmaceuticals for Human Use. This is an essential element of the licensing deal, as we maintain marketing rights for the rest of the world, and can use the Phase II data to further our own applications with FDA and European Medicines Agency for AE37 in the treatment of prostate cancer.

NuGenerex is seeking to augment our leadership position in cancer immunotherapy with the Ii-Key technology through acquisitions of new companies, products, and intellectual property in the field. Our leadership team has applied our extensive experience in oncology product development, commercialization, and patient treatment to identify several acquisition targets, which are currently being evaluated through our due diligence process.

Generex Oral-lyn is the NuGenerex buccal insulin product that utilizes our patented buccal drug delivery system for the treatment of diabetes. Through the efforts of Dr. James H. Anderson, M.D., a member of our Board, we have initiated the reformulation of Generex Oral-lyn with a view to reducing the number of sprays required. With the extensive clinical safety package developed during the Phase III type 1 trial, we are excited about going back to the FDA and requesting a fast track pathway through the regulatory process for type 2 diabetes.

Additionally, we have identified patent counsel to aggressively seek legal remuneration from numerous companies that have infringed upon or violated our extensive portfolio of global patents for buccal delivery of drugs and peptides.

The management at NuGenerex has worked diligently through the year to restructure and refocus the company. We evaluated dozens of companies to identify acquisition targets and commercial opportunities. Some highlights and accomplishments, and outcomes for 2017 are outlined below.

At the beginning of the year, we completed the acquisition of Hema Diagnostic Systems, which has completed a complete line of rapid diagnostic point of care tests primarily in the infectious disease space, ready for global distribution with emphasis on use in resource poor and developing countries. HDS currently is on the procurement lists of the World Health Organization, WHO, with rapid diagnostic tests for infectious diseases agencies including HIV and malaria. The company has also developed other rapid assays for distribution throughout the world which include tuberculosis, syphilis, hepatitis B, and hepatitis C.

The company’s tuberculosis assay, the world’s first tuberculosis test point of care triage diagnostic test is currently undergoing clinical trials under the auspices of a World Health Organization Tuberculosis and Lung Disease Collaborating Center and The University of Rome.

NuGenerex Diagnostics plans to introduce select RDT products in the United States, starting with a rapid syphilis assay with the goal of establishing a footprint in the United States market to meet the present critical need of rapid sexually transmitted disease testing. There is a current epidemic of syphilis and other STD’s in the Unites States and other developed countries, which has resulted in an urgent medical necessity for the rapid diagnosis and treatment of these diseases. Infectious sepsis and systemic immune shock syndrome are a leading cause of death in the United States and the most common cause of death among critically ill patients in non-coronary intensive care units. Recent data suggest the annual cost of hospital care for patients with septicemia is $14 billion in the U.S. alone. Sepsis and SIRS are critical public health problems that NuGenerex Diagnostics intends to ameliorate with R&D on our proprietary Multiplex Sepsis Assay scheduled in 2018 and commercial enabling clinical trials beginning in 2019.

Since finalizing the HDS acquisition in January 2017, we reorganized and streamlined the company’s operations and appointed Dr. Hal Haines, Ph.D., as president to implement our go forward plans. Dr. Haines has an extensive background in the development of diagnostics and we are happy to have him shepherding the FDA approval process in 2018 for HDS RDTs, and the research and development of a quantitative Multiplex Sepsis Assay.

We seek to expand the NuGenerex presence in the diagnostic space with a mission to advance personalized medicine through rapid precision diagnostics. To that end, we are in discussions with select technology companies in the fields of rapid polymerase chain reaction PCR’s and Next Generation DNA sequencing to build an advanced diagnostics business within our subsidiary structure.

Early in the year, we signed a letter of intent to acquire a controlling interest in Emmaus Life Sciences, Inc., well ahead of its FDA PDUFA date for the treatment of sickle cell disease. Unfortunately, due to timing and SEC accounting regulations, we were not able to complete that acquisition ahead of the FDA approval, which Emmaus received on July 5, 2017, as predicted. Though the transaction did not result in a final deal, this case demonstrates NuGenerex management’s credibility in identifying winners and a winning platform in the FDA approval process. We would like to congratulate Emmaus CEO Dr. Yutaka Niihara and his team at Emmaus for the approval and wish them the best of everything, as they seek to commercialize L-glutamine to help this underserved patient population. Once the pharmacy network acquisition is complete, we plan to hopefully work with Emmaus to implement the distribution and patent and patient access strategy. It is important to note that Emmaus repaid $4 million in advance payments to NuGenerex, a portion of which was used to retire a convertible note and balance of which has been paid, which will be used to support the go forward operational plans for the company as we move into 2018.

In mid-year, we signed another letter of intent to acquire a controlling interest with Core Tech Solutions, Inc., a transdermal drug delivery company with patented and differentiating adhesive and film technologies. The company also holds patents in the field of opioid anti-abuse formulations and disposal systems that have significant commercial potential. The primary drivers of valuation for the Core Tech acquisition were three licensing and manufacturing agreements that Core Tech had signed with two big pharma partners for the development of three new prescription pharmaceutical patches. The agreements included 100 percent payment of the clinical development costs, exclusive manufacturing contracts, and royalties on sales. Unfortunately, those big pharma partners ultimately elected not to proceed with those arrangements for reasons unrelated to the quality of the Core Tech technologies. The cancellation of the contracts and associated projected revenues required that we renegotiated on the valuation of Core Tech for the purposes of an acquisition transaction. To date, the parties have yet completed renegotiation of a deal structure and price, so the letter of intent has been cancelled. We wish Core Tech much future success.

We plan on restructuring NuGenerex into three operating subsidiaries to drive the intrinsic value of the company’s patented platform technologies in cancer immunotherapy, rapid diagnostic testing, and drug formulation and delivery systems. We are establishing NuGenerex Immuno Oncology based on AE37 and the Ii-Key immunotherapy platform, NuGenerex Global Diagnostics to develop and market point of care diagnostic test kits by HDS, and NuGenerex Drug Delivery Systems to advance Generex Ora-lyn buccal insulin for the treatment of diabetes. Additionally, the company is preparing to launch NuGenerex Health Care and Clinical Finance, designed to be a joint venture subsidiary with a healthcare investment fund as a financing partner. We will aim to provide our research and development partners with customized financial instruments designed to support medical customers with health care receivables and clinical research institutions with rapid clinical trial advance payments. Through proprietary financing solutions, we plan to strategically partner with global biopharmaceutical companies, hospitals, and health systems, and research institutions, and investigators to bring financial stability and operational efficiency to clinical research and medical practice.

Each of these NuGenerex divisions will seek to leverage the corporate restructuring through collaborative development and commercialization of our core assets, as well as through strategic acquisitions of companies, technologies, and intellectual properties that meet our regulatory and commercial standards in therapeutic sectors of high medical and have economic value. Our core assets are back on track with robust clinical development programs and co-development partners heading into the New Year. We will provide further updates throughout the first quarter of 2018. Most importantly, we seek to emerge in 2018 as an operational, revenue generating, and profitable company with the launch of NuGenerex Distribution Solutions, LLC., once the targeted pharmacy acquisitions are completed. The foundational acquisitions of pharmacy assets, operations, databases, and logistics systems will form the backbone for delivery of direct to patient solutions in areas of high unmet medical need including drugs, medical devices, and educational materials that will help chronic disease patient populations achieve optimal clinical outcomes. NuGenerex Distribution Solutions will be designed to provide a managed care platform that generates recurring revenue streams through reimbursements from private health insurance plans to Medicare Parts B, D, and E. As negotiations become definitive, we will announce more details on the plan, as well as our financial and pharmacy partners. We would like to acknowledge Brooks Houghton & Company, a merchant banking firm that we have retained to provide M&A advisory services. The teams at Brooks Houghton have been integral in shepherding the pharmacy network acquisition plans through preliminary due diligence efforts, financial analysis, and modeling, and deal structures.

In 2018, rebranded as NuGenerex Life Science Holdings, Inc., we will be focused on generating significant revenues and profits, and executing on our acquisition strategy and development programs. Through our continued, dedicated efforts, we are targeting an up listing for NuGenerex to a national stock exchange this year, further demonstrating our commitment to building shareholder value. We are energized for the New Year and look forward to leading NuGenerex into the future.

And now, I would like to introduce Dr. Eric von Hofe from Antigen Express. Eric, please take it.

Eric von Hofe: Thank you, Joe. So as you pointed out, 2017 has been a great year for Antigen Express, as the accomplishments that you pointed out, the collaboration with Merck, conduct a clinical trial in triple negative breast cancer patients, combining their lead immunotherapeutic drug Keytruda with ours AE37, and more recently, the Shenzhen and BioScien to allow them to develop AE37 for treatment of prostate cancer in China. So while it’s been a lot of work and I would like to take credit certainly we put a lot of effort into it, the reality is that cancer immunotherapy has really come into its own in the last couple of years. The checkpoint inhibitors in particular like Keytruda have shown really astonishing results in terms of getting long term remissions in patients that have really exhausted all of their options. Those checkpoint inhibitors, while they have been very exciting, are active only in about 30 percent of patients. So it’s clear now that while it’s very exciting what they can do, there are limitations. The thinking is now that the reasons that they are only limited to that number of that percent of the patients is that they are simply not the activated T cells present. So this is something that Antigen Express has shown it can do very well. So we have shown with AE37 in a number of clinical trials that we get the best, long lasting, specific activation of T cells in different patient populations.

So this has now put us in a very good position having conducted a 300 patient breast cancer study wherein we are not only showing very good specific T cell activation, but strong trend toward reduced relapse in patients that did not receive Herceptin, in particular triple negative breast cancer patients to combine that with other immunotherapy agents and to be accepted as a modality for cancer treatment. So we have been shown particularly that in the triple negative breast cancer patients, a combination of checkpoint inhibitor will give us the most efficacy that we could likely hope to achieve.

The other thing to point out is people are clearly aware of the CAR-T technology, which again is similar in terms of activating T cells, specifically to act to kill tumor cells. It’s a more brute force method where immune cells are extracted from the body, genetically engineered to kill a cancer cell and then reintroduced in the body. We can activate T cells by a much simpler and less invasive method.

Just to flesh out a little bit our agreement Shenzhen BioScien, again, this was an agreement where we were simply licensing the rights for AE37 for treatment of prostate cancer in China. The trial will be conducted under FDA and ICH guidelines. Generex will be able to use that data to obtain an approval in other countries. So we see this as something that is not just on its own a good licensing deal, but will help further development of AE37 in a variety of other cancers as well.

So I think in addition to being in a good position to really capitalize on the acceptance of cancer immunotherapy now, we have also shown that advantages of the technology platform, in particular the Ii-Key platform, which is really what is driving the activity of what we are seeing in AE37 and a variety of other compounds that we are developing. So in addition to AE37, we have looked at other peptides that have activity against infectious diseases, autoimmunity, and potentially diagnostics as well. So the point here is that we have accomplished what we hoped to do which was to have proof of concept studies with AE37 proving the technology truly has value. Now, we are in a good position to license not only AE37 to other cancers in other jurisdictions, but also technology platform as well to get to the other indications in addition to cancer immunotherapy.

So bottom line is we are very excited to where we are currently and are looking forward to executing further on what we have done so far in 2018 and establishing further collaborative relationships and also further clinical developments and development of the Energean platform. So with that, I will turn it back to you, Joe.

Joe Moscato: Thank you, Eric. I would like to turn it over now to Dr. James Andersen. Dr. Anderson, please go ahead.

James Anderson: Thank you, Joe. Obviously, Oral-lyn as Joe mentioned is a flagship product of Generex. It has a history with it, but the history of insulin and its use dates back to 1922 and ever since that time, physicians and patients and scientists have all been striving to find a way of delivering insulin that does not involve any pain and problem of needles and syringes. Generex Biotechnology was the first to successfully develop a formulation that could be sprayed on the buccal mucosa, the inside lining of the mouth and throat, without being inhaled into the lungs. The buccal mucosa overlies a tremendous number of small blood vessels allowing Oral-lyn to be absorbed very rapidly, producing an onset of insulin activity that is much faster than subcutaneously injected insulin and almost resembles insulin injected intravenously. The fast absorption of Oral-lyn is an ideal pre-prandial or before the meal insulin for both insulin requiring type 1 patients with diabetes and type 2 patients with diabetes to benefit from insulin therapy.

A major safety concern with inhalants and also known pulmonary insulin was the development of both benign and malignant tumors hidden within the lungs, as well as general questions that the effect of pulmonary insulin on normal lung function. Since Oral-lyn does not enter the lung, as we have proven with radiologic studies and radio labeled Oral-lyn, it is deposited only on the buccal mucosa. If a tumor were to develop, it could be easily be seen by simply looking in the mouth. In the entire history though of Oral-lyn use in animals’ studies and in all human clinical studies, there has never been a report of any tumor.

So if all of the advantages of safety of Oral-lyn, why is this not on the market already? In the early development of Oral-lyn, there were a number of different formulations designed to ascertain the best combination of the ingredients to maximize insulin absorption and ensure potency and stability of the insulin in the rapid mist delivery container. While the changes in formation resulted in a better product, clinical trials performed with each individual formulation did not involve a sufficient number of patients to allow the FDA to approve Oral-lyn for general marketing, although it was approved for compassionate use in a small number of patients who were unable to take insulin by injection.

In addition, the previous administration made several developmental medical and marketing decisions which were less than appropriate. That resulted in significant delays in approval. While the last formulation produced great evidence of success in a specialized study, it was clear that the amount of insulin delivered was too little to be a viable pharmaceutical product. Studies conducted by Professor Ita Moraz, head of the Center for the Prevention of Diabetes, Hadassah Medical Center in Jerusalem, documented the fast absorption of Oral-lyn, the rapid onset of activity and just as importantly, the rapid offset of delivery. So the patient did not develop hypoglycemia. This evidence in pharma kinetics proved that Oral-lyn could be an effective drug and one of great benefit to patients with diabetes. But as I said, unfortunately, the potency in the formulation was not high enough to be a viable pharmaceutical product. Based on the studies that were done though, a medical, scientific, business decision was made by the now key member of the current administration of NuGenerex to enhance the Oral-lyn formulations so the average patient with diabetes would only have to take three to five sprays of insulin before meals to achieve good metabolic control. This was possible because of new techniques in protein chemistry and pharmaceutical formulation science that with minimal changes in the production process and content components might allow the improvement of Oral-lyn increasing the convenience, compliance, and safety for patients by producing a more concentrated Oral-lyn formulation that would allow dosing in the average patient to be reduced significantly.

The new administration of NuGenerex also had the experience and wisdom to recognize the appropriate marketing targets for Oral-lyn’s success would be the type 2 market, which constitutes almost 95 percent of the people with diabetes. Those individuals with prediabetes, a group almost twice as large in the U.S. right now estimated to be 86 million patients. Generex in conjunction with the University of Toronto’s Center for Molecular Design and Reformulations worked with the goal of enhancing the formulation and reducing the amount of sprays required to achieve effective prandial metabolic control. The preliminary efforts succeeded in increasing the insulin concentration in the product by approximately 400 to 500 percent, as confirmed by a variety of in vitro testing procedures, while preserving the solubility, stability, and biologic activity and potency of the insulin in the formulation.

An ethically approved study of the relative bioavailability of enhanced formulation in dogs at the University_____ [00:37:10] Comparative Clinical Research Facility which had conducted the original Oral-lyn studies. In the new study, it compared the original formulation with the new Oral-lyn formulation in a blinded, parallel, controlled study involved fasted awake healthy mature dogs. Each dog received three sprays of either the enhanced formulation or the original formulation. Each dog was observed with serum insulin and glucose measured over a two hour period. There were no adverse events observed in any of the animals, nor were any of the animals harmed during or after their participation in the studies. In the dogs given the enhanced NuGenerex Oral-lyn formulation, there was nine fold increase in serum insulin at 15 minutes, excluding one dog who had no response at any time point. In an almost 500 percent greater absorption than some over the two hour test period compared to dogs given the original formulation. There was a 33 percent decrease in serum glucose for 30 minutes in dogs treated with the enhanced NuGenerex Oral-lyn formulation compared to an actual 12 percent increase in serum glucose in dogs treated with the original formulation. That is showing significant efficacy of the NuGenerex Oral-lyn.

We did have outstanding results from the dog studies compared with positive findings from the in vitro work gave us the support and confidence to move forward as quickly as possible with the meaning clinical and regulatory work necessary to achieve FDA approval of the enhanced NuGenerex Oral-lyn formulation. FDA approval will also give us access to a large majority of other global countries which have extremely high rates of type 2 diabetes and prediabetes. The combined results provide evidence enhanced NuGenerex Oral-lyn will be able to be used by people with either type 1 or type 2 diabetes as a safe, simple, fast, flexible and effective alternative to pre-prandial insulin injections. The administration of NuGenerex is currently in active discussions to define the pathway for the approval and marketing of the high potency Oral-lyn that will be of most benefit to both patients and to the NuGenerex shareholders.

One option is NuGenerex was to conduct and complete all studies necessary to obtain marketing approval by the FDA and other global regulatory authorities and then market the product domestically and globally with us securing all profits for NuGenerex stakeholders. While we will be in discussion with the FDA about the specific new studies they will require, this pathway could take up to five years.

A second option, again, with FDA guidance, would be to conduct the minimum number of studies, be able to license improved Oral-lyn to a major international pharmaceutical company already in the diabetes field that would make them provide up front milestones and loyalty payments to NuGenerex and our stakeholders. Despite sharing profits with partner company, the advantage would be the potential of a much shorter timeline, possibly 21 to 30 months.

On behalf of a great new team leading NuGenerex, I look forward to updating you frequently on our progress and providing exciting benefits for the improved high potency Oral-lyn to all people affected by diabetes and prediabetes, and to you, our supporting shareholders. And as Oral-lyn demonstrates success, there are several other compounds currently given by an injection that are in line to be studied for delivery with our buccal delivery system. Thank you. I will turn it back over to you, Joe.

Joe Moscato: Thank you, Dr. Anderson. I would like to now introduce Dr. Hal Haines with NuGenerex Diagnostics, formerly HDS Hema Diagnostics. Dr. Haines, please.

Hal Haines: Thank you, Joe. As Eric and Joe have both mentioned, very good things have happened to us during the past year and before I get into the details of what NuGenerex Diagnostics plans to do this coming year and going forward, I would like to say that the best thing that’s happened to us is the integration of this company into the larger NuGenerex company. And the reason for that is in addition to financial resources, Joe and Mark and others have but together and amazingly talented group of experts in many fields, diagnostics, and therapeutics. You have heard them. I intend to tap that, thoroughly tap that because a company of our nature which has to have surrounding himself in an environment to be able to accomplish what we desire to accomplish really needs that expertise. Thank you Joe and Mark for that.

Traditionally, NuGenerex Diagnostics, formerly Hema Diagnostics has been a rapid point of care diagnostic manufacturing and developer. These tests that we have developed in the past have all been qualitative tests. That is give you yes or no answers. For example, yes or no you have HIV, yes or no you have a certain amount of malaria, sort of like pregnancy tests. Our focus has been infectious diseases, as Joe has mentioned. We plan to expand that environment.

We plan to go further into both the qualitative arena and get into the quantitative arena. And one of the other areas that we wish to change is that all of our tests have been devised and sold in international markets, mostly in low resources and middle income countries. We wish to get into and we plan to get directly into the United States and European market with our new initiatives.

So the first of these, I would like to say to you is going to be the rapid tuberculosis assay. This assay has been developed in conjunction with the corporate partner in Germany, Lionex GMBH. They have the proprietary antigens for this assay. We haven’t licensed it. We are in clinical trials with that assay in a collaborative association, as Joe mentioned, with the WHO, and with the University of Rome. The first arm of that clinical trial has taken place in Mozambique. We have received positive results from that. We do not have the final data. That final report is being prepared. There will be two more arms of that clinical trial done in Peru and in Mexico. They will start right after in the next month or so. The total number of patients enrolled in this trial will be a minimum of 1,800, quite a large trial. We hope from this test, the results to be able to say to the world that we are the first rapid triage test for tuberculosis. Now, let me tell you why this is important.

Earlier we did a clinical trial with the group in Peru on our original TB test, which we called the XT. This is now the new test. It’s called the XT3. That test provided results that showed that in high areas of incidence of tuberculosis, we had 83 percent sensitivity. That is quite high. Even cultures don’t get that high. But we are not satisfied. We wanted to improve that because we want to include areas of low incidence, areas of moderate incidence, and of course, and the areas of high incidence of tuberculosis. The new test was developed between us and Lionex in Germany. Initial laboratory results have shown that this test was going to achieve much higher sensitivity. It looks like that may occur as a result of our efforts in Mozambique, Peru, and Mexico.

Let me tell you also this is critically important. Every year, approximately ten and a half million people have active cases of tuberculosis. One and half to two million people die from this. Ninety to 95 percent of these cases are in low and middle resource companies. One third of the world is infected with tuberculosis. That seems like a large number that we are talking about latent TB. So tuberculosis is an ongoing scourge in the world. It infects and kills many people. Having a rapid triage test to determine in these areas that the person may or may not have TB, because it’s just as important to rule out as it is to rule it in in terms of treatment and following the patients, is going to be a major finding for us. It’s going to be a major marketplace niche for us. Once the test is shown and we should have the results reasonably well in hand from all three clinical sites by the end of the year, then we will be able to work with the large international organization, WHO, and many others, the NGO’s around the world to place this test in countries where it is needed the most.

This is obviously not a test that is going to be needed in the United States, because we have a low level of TB or in Easter or in Western Europe. But the world at large has a tremendous amount of tuberculosis and we plan to enter into that marketplace with this assay.

The second initiative, now so far we have done only qualitative tests, again yes or no. This is what the tuberculosis test will be. The second imitative in this area is the syphilis assay. Currently, there is a worldwide epidemic in syphilis in conjunction with a worldwide epidemic of other sexually transmitted diseases such as HIV, chlamydia, hepatitis B, and others. Since 1995, there has been about a 20 percent increase in syphilis throughout the world, which doesn’t seem like a lot, but that’s a lot of cases of syphilis. This parallels the increase in the other STD’s and this is rising. The CDC recommends that all high risk individuals such as gay and bisexual men, pregnant women who are high risk for using drugs, or other things, intravenous drug users, unprotected sex users, get screened for syphilis and other STD’s at least annually, sometimes twice a year.

The syphilis assay that we have prepared and manufactured is already been validated as a basic assay in the laboratory. And we are going to take it as our first foray into the United States and European market. We plan to be able to submit the data for this assay for the European registration probably within six to eight months, and for the FDA registration very likely at the end of the year or at the first of next year. The FDA clearance will probably take around two years or so. The CE Mark clearance can take less than that. So we hope to be in the marketplace in Europe sooner than in the United States.

Now, the syphilis market is very large. It is 12 to 14 percent of the global STD market. The estimates are it’s expected to reach 3.65 billion by 2020. That’s the goal with syphilis market. These are very large international markets. Our assays are inexpensive. They are inexpensive to manufacture, inexpensive to sell, and they are rapid. The key to this is that they are rapid. Individuals who are testing these assays, or using them for testing get results in ten to 15 minutes.

I talked to the directors of public health systems in several states now. They tell me to a man that is a major concern at this point is syphilis testing because it is on a high rise. You may remember last year, there was a series of press releases about the syphilis epidemic in Nevada, in Las Vegas. That has gone on and on in other places in the country, and it’s increasing. Down here in South Florida, we are the epicenter of syphilis, sorry to say. And if you look at a billboard on Interstate 95, there is one that says “Syphilis Tsunami.” This was put up by a testing organization for STD’s. I suggest you Google it and you will see that. So syphilis is on the rise. The recognition of it is on the rise and the marketplace is growing for that.

Current reinvestment and reimbursement, It is a reimbursable test, usually within a bundle of other sexually transmitted disease tests. They are usually done with HIV and hepatitis B at least. The current reimbursement for these tests in the bundle is $500 to $200. So there is a marketplace. There is money to pay for these tests. We have very few competitors in the rapid field for this. There is one out there called the Syphilis Health Check. I don’t know how it’s doing. It just came out so we do have a predicate. We hope to be on the market very rapidly with this test; hopefully by the beginning of 2019 we will be on the market.

Now, so I talked about syphilis and tuberculosis as our primary point of care initiatives with qualitative assays. Now, the last one I would like to talk about is our new initiative, a quantitative point of care multiplex biomarker assay for sepsis. I have been in diagnostics for many years and I can tell you of all the projects that I have been involved in, this one excites me the most. The word sepsis generally refers to an infection followed by an infection by a bacteria or viruses or parasites or funguses, much broader than that.

It’s a complicated and dynamic syndrome. Basically sepsis is a body wide inflammatory response to an insult. It can be a bacterial insult. It could be an infection or it could be trauma or many other types of incidents. It occurs in critical care units and hospitals. There are two categories, pediatric and adult and they differ somewhat in the response clinically.

It kills in the United States an estimated 250,000 people alone each year. Many more people suffer lasting effects, many severe and life changing effects. It can be community acquired. It can be acquired after surgery. Many of the organisms that cause the infectious side of syphilis are antibiotic resistant. It is a huge problem and growing in this country. The hospital costs have been estimated inpatient cost in the U.S. to be between $14 and $20 million yearly of lost money due to testing, due to treatment of sepsis. The market for testing for these syphilis markers is $3 billion and rising.

There is now, the thing that is important here, I have talked about sepsis and mostly about infectious sepsis, but it’s an underreported problem. If you go look at death certificates and I have, if somebody is in a dialysis unit and they die, quite often up to 50 percent of those people die from sepsis, but the death certificate states that the cause of death is kidney failure. Well, the cause of death, final climatic event might be kidney failure, but it was caused by sepsis, so very strongly under reported. That under reporting will lead to greater markets over time.

Now, I would like to talk also about the other side of sepsis. Systemic immune response syndrome, somebody has trauma, burns, hemorrhages, pulmonary problems, drug overdoses, allergic reactions, a large number of other things. They can go into a septic like event without having an infection. This also causes death. Our test that we are developing is based upon the body’s immune response of to both infections and to the other causes of systemic immune response syndrome. Those immune responses are chemicals, biochemical, biomarkers that are produced as a result of the initial insult in the body. These biomarkers flood the body. They cause damage in response that are also trying to help the patient, but quite often they cause damage. They can cause kidney failure, multiple organs shut down failure, and ultimately death. Now, the determination of these quantitative amounts of biomarkers can tell us what direction that the disease is going. Is it going to go into an infectious event? Is it going to stay on the inflammatory side without infection? That can help the physician also decide to escalate or deescalate his therapy depending upon which way the direction is going.

The key to our assay is going to be rapid point of care bedside. Syphilis can escalate so rapidly that a person can die within 24 hours and quickly. So the physician has to know how the disease is progressing or not progressing so that he can take appropriate measures. This is critically important. Also, the patient needs to be monitored over time throughout the course of his event and also be able to have that information at hand on an ongoing timeline basis. Our assay, which revolves around multiple biomarkers which are produced in this inflammatory response to sepsis or an insult will measure the amount of these biomarkers in the blood for up to four or five to six of these biomarkers and will produce a timeline sequence of progressive events and progressive measurements so that the physician can make a determination to escalate or deescalate his therapy. This is critically important since a patient’s life hangs in the balance.

We are doing this with two commercial partners. We are not an engineering company. We have engaged a company called Planet Innovation. I ask that you look them up on the internet. They are an Australian company, highly innovative, honored Australian company in the medical field of engineering. Also, they are a subsidiary company, Testrol Bio Sciences with people who were in the original field of rapid diagnosis, point of care diagnosis that they are located in Carlsbad, California. Going forward with these two partners will allow us to develop this test rapidly. Our expertise in the medical field and the immunology and the biomarker field, their expertise in engineering and putting these things together will produce a test which we think will be able to validate in the laboratory in about 12 to 15 months. That is our current plan. At that point, we will have intellectual property ready to pen in the forms of algorithms which are diagnostic algorithms which will tell us many things.

We have structured this initiative so that it is low risk. That is, because of the number of biomarkers that we are starting to measure in a patient’s blood, we will always be able to tell something about the patient’s condition, even if the other biomarkers fail in our trials, we will have a low risk situation where we have always one or two biomarkers that will tell us an ongoing event or an ongoing condition for the patient. That’s the goal here.

So we believe that the intellectual property that arising as a result of the development of this multiplex biomarker assay for sepsis, mostly in the form of patents, will add substantial value to our company and to the parent company, of course, Generex Biotechnologies. I am very passionate about this particular project, as you can probably tell. I think it’s going to be a big winner.

Going forward, beyond that, those are the short term goals and plans for the company. Going forward beyond that, we will integrate ourselves with the other divisions of Generex and hopefully be able to produce rapid diagnostics for companion therapeutics with some of the other things that you have heard about today. So thank you very much and Joe, back to you.

Joe Moscato: Thank you, Hal. I appreciate you going today. Now, I would like to introduce part of the management team, Dr. Jason Tyrell, chief medical officer.

Jason Tyrell: Yeah, hi, thank you, Joe. As we have heard, one of the major strengths of NuGenerex is in our diversity of our products and platforms. In the future expansion, through target acquisition will play a major role in our future growth. We have been very active in this area, the area of acquisition in 2017. So as 2017 comes to an end, I would like to offer some insight into our ongoing acquisitioned strategy, summaries some of our work today, and provide a vision for our future. We understand that the future of NuGenerex will be defined by the success of our subsidiaries. The companies we will seek to acquire will be a reflection of our vision and values. Only those exhibiting the highest standards of scientific and professional integrity are given consideration.

In 2017, NuGenerex reviewed over 100 potential candidates for acquisition. Of these, exhaustive due diligence was performed on about 25. We have eight companies that we have identified as ideal targets for acquisition and negotiations with these are currently underway. These companies are diverse within the biotechnology sectors. They include therapeutics, diagnostics, medical device platforms, and they are at all stages of commercialization. Each of these companies is primed with multiple attainable inflexion points to deliver a series of quantifiable value driving milestones. Each product within these companies represents a high value proposition by addressing unmet clinical needs while supporting responsible healthcare economics. Importantly and very importantly, each product has a very clearly defined developmental, regulatory, reimbursement, and commercialization pathway that is achievable within a practical controlled budget. Lastly, each of these companies we are targeting for acquisition comes with a strong, robust intellectual property portfolio, as well as the experienced management teams of the very highest quality.

So in 2018, NuGenerex will emerge as a transformed life sciences holding company. Targeted acquisitions of the first portfolio companies and products will advance our mission to build a modern organizational platform for the financing, development, and commercialization of promising therapeutic, diagnostic, and medical devices that will improve the health of the patient and return value to our investors.

If there is no other questions about the acquisition strategy, Joe, I will turn it back over to you.

Joe Moscato: Yeah, we will take questions at the end, Jason. Thank you very much. Last, but not least, I would like to introduce Andrew Ro, chief investment officer. Andrew, please.

Andrew Ro: Thank you, Joe. As investment officer, I want to briefly highlight three areas, our acquisition strategy, our clinical trial financing and our healthcare receivable financing that we are targeting to launch by the second quarter. As Jason Tyrell said, our acquisition strategy will primarily focus on five verticals, drugs delivery, immunotherapy, diagnostics and devices, distribution, and lastly finance and analytics.

As you are aware, our core assets, the buccal delivery, AE37, Ii-Key, and the rapid diagnostic test from Hema will become the foundation of our drug delivery, immunotherapy, and diagnostics focus. We will continue to identify related and complementary platform assets to add to our core assets. In addition, we will seek to identify proven management teams with a clear vision and path to execution of their business plans. And for those companies, we would seek to provide our managerial expertise and experience, our relationships in healthcare, and our knowledge of the regulatory process, and of course our funding.

As you heard today, we have an incredible science and medical team to help us narrow our focus, to identify good opportunities, to analyze and assess those opportunities, and equally important to develop those opportunities. We intend to evaluate and complete acquisition that are creative and create significant shareholder value. Yeah, of course, we will always look to be opportunistic in identifying drug products and manufacturing laboratory, healthcare facilities, and other opportunities that have significant revenue and earnings that will complement our business strategy and/or offer good value.

Opportunistically, we desire to complete acquisitions of revenue generating and profitable companies that can benefit from our NOL’s from a tax perspective, while funding our development efforts that mitigate existing shareholders dilution.

Last year, we announced a financing solution called Rapid Clinical Trial Advance, RCTA for short, which is a financing salutation where we partner with big pharma to advance money to their researchers conducting the clinical trials. Now that we have reorganized and restructured the company, we intend to focus on launching the RCTA to big pharma and clinical research organizations, CRO’s, and launching a new initiative of financing healthcare receivables at hospitals and health systems, as well as nursing and assisted living facilities, and eventually large physician practices. Our financing solution will allow NuGenerex to forge strong and beneficial relationships with big pharma and health systems throughout the country. Back to you, Joe.

Joe Moscato: Thank you very much, Andrew. I would like to open it up now for questions from our stakeholders. So please we are ready for our questions.

Moderator: At this time, if you would like to ask a question, please press the star and one on your touch tone phone. You may withdraw your question at any time by pressing the pound key. Once again, if you would like to ask a question, please press the star and one on your touch tone phone. I will pause a brief moment for all questions to queue.

We will take a question from Roman Stevens. Please go ahead.

Roman Stevens: Good morning, gentlemen, and congratulations. I’ve been a longtime shareholder. Are any developments occurring which are real life sciences in India, in particular towards Borland?

Joe Moscato: That’s a great question. Dr. Anderson, maybe you might like to highlight on that particular subject and I can give a little bit of an overview on where we are on the corporate side.

James Anderson: Yes, thank you, Joe. The company with which we had a partner and relationship has been less than energetic in pursuing registration in India. As we look at the current situation, particularly the advantage and opportunity that we have as NuGenerex, this really does not fit in well with our strategy. Number one, it is the older formulation, which is not as effective as the new formulation. It is in a country in which individuals have to pay for their own medicines out of their pocket and it is a country in which the distribution of drugs becomes very much of a political issue. We suspect that there may have been some delay on the part of our partner because of politician influence by some of their competitors, but regardless of that fact, we think that with the improved formulation and the new targets being the United States and the developed countries of certainly including Canada in this as well, the potential for having a product that is marketable either to the desired patient population or to a big pharma company outweighs any benefits that we might derive from continuing to try to pursue the relationship in India.

Coupled with that, the fact that the studies done in India, which we do not have the full data on, anything that would happen to that, would also be reportable to the FDA and other regulatory agencies as adverse events for the product even though it is different from the new high potency NuGenerex Oral-lyn. So for that reason, we have chosen not to pursue the old relationships in India. Thank you.

Joe Moscato: I would just like to add that I have never been a fan of that strategy at all in regard to trying to get registration in other countries other than the United States. I think Oral-lyn should have always gone through FDA as its main focus. That’s where we will be directing our center focus on the new formulation and the new discussions with the FDA. I believe if we get the product approved here as quickly as possible, all of those countries around the world will fall into place very easily after approval through FDA. So our focus will be center focus through FDA, get the approval here, conduct the trials as quickly as possible, and do them the right way to get approval. So that’s our new direction here. We are going to aggressively stick to that formula.

Moderator: Once again, if you would like to ask a question, it is star and one on your touch tone phone. We will pause another moment to allow questions to queue. We will take our next question from Bob Cannon. Please go ahead.

Bob Cannon: After the thousand to one reverse split to hear that you are looking to raise more money through dilution, what sort of hit are the investors expecting insofar as dilution is concerned.

Joe Moscato: I don’t know where you got that. I am not raising money whatsoever for our own internal purposes other than to further our sciences, as well as to acquire either companies that can provide huge value to the stocks. If I am going to raise $10 million, I expect to bring in $30, 40, 50 million in value that will be reflected in the stock prices. So the days of raising money for our own purposes are over. We will raise money based upon specific needs internally to further our own pipeline, as well as to acquire things that make sense that will be realized in the stock price. So and part of the focus is to acquire things that have revenue that are highly profitable that we don’t have to constantly go to the market and raise each and every time we need to move something forward, just like every other biopharmaceutical company that is small to midsized has to do. So we are looking for a good mix of things that will bring in nice revenue where we can take those monies, still fund our own internal initiatives without constantly diluting shareholder. We all look at those opportunities we plan on putting those types of scenarios in place.

Bob Cannon: So are you saying that you are assuring current investors that any sort of capital raise you do will not be diluted to current shareholders?

Joe Moscato: Any kind of capital raise will be diluted through shareholders, but if I am able to raise money, it’s going to be for a purpose. If I am going to raise money, that purpose will be acquiring something that will put in at least three or four times more value. So if I raise $10 million, it better be worth $30 or $40 million in terms of what it will present to the stock price.

Bob Cannon: We all hope it is.

Joe Moscato: Absolutely. That’s the plan and once we are able to get a core set of assets acquired that will bring in revenue, we hope to sell pharma initiatives where we don’t have to go out constantly like everyone else to fund initiatives.

Bob Cannon: Thank you.

Moderator: Once again, if you would like to ask a question it is star and one on your touch tone phone. We will pause another moment to allow questions to queue. It appears we have no further questions at this time.

Joe Moscato: Great, okay, so I would like to end this by saying thank you to everybody who participated in the call. Thank you to my management team for participating as well. I look forward to 2018. I look forward to next quarter where we can provide another update. I hope everybody has a great day today. Thank you all for participating. Thank you.

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